DRILLING UNDERWAY IN 2008 AT RED ROCK PROPERTY

January 24, 2008 - Gryphon Gold Corporation (GGN:TSX/GYPH:OTC.BB) is pleased to report that Escape Gold Inc. has announced that it’s 10,000 metre drill program at the Red Rock gold and silver property in the Walker Lane trend, Nevada will resume with both rotary and core rigs in the Discovery zone.

Effective March 2006, an underlying option agreement on the Red Rock property was assigned to Escape Gold Inc. from Nevada Eagle Resources LLC (NER), a wholly owned subsidiary of Gryphon Gold. The key terms of the option assignment agreement between Escape Gold Inc. and NER are as follows:

- Escape Gold must issue 250,000 shares annually to NER over the next five years,
- Escape Gold must complete not less than $2,500,000 worth of cumulative exploration expenditures on the property by March 2, 2012,
- Remaining required cash payments to NER total $325,000 during the next 5 years,
- Escape Gold is responsible for completing all required payments for the underlying option agreement with Nevada Gold Ventures,
- A 2.5% NSR royalty is payable to NER by Escape Gold beginning with the commencement of production.

For more detail of Escape Gold’s drilling plans please refer to Escape Gold’s news release dated January 22, 2008.

The following historical results of drilling activities on the Red Rock property were previously reported by Escape Gold.

					Gold		Silver
Hole #	Interval		Length		Grade		Grade		Company
	(ft)	(m)	(ft)	(m)	(oz/t)	(g/t)	(oz/t)	(g/t)

RMR-4	405-520	123.4 to 158.5	115	35.0	1.61	55.3	8.04	276	Romarco Minerals
RMR-14	480-510	146.3 to 155.4	30	9.1	0.34	11.3	0.52	18	Romarco Minerals
RPC-90-907	450-475	137.2 to 144.8	25	7.6	1.98	68.0	5.07	174	Phelps Dodge
RPR-89-14	275-290	83.8 to 88.4	15	4.6	0.91	31.2	3.09	106	Phelps Dodge
	320-330	97.5 to 100.6	10	3.1	1.41	48.4	3.42	117
	360-370	109.7 to 112.8	10	3.1	1.27	43.5	3.18	109
RPR-89-19	440-455	134.1 to 138.7	15	4.6	0.92	31.6	12.69	435	Phelps Dodge

This information has been published on SEDAR by previous explorers and is reported for historical purposes only. Neither Gryphon Gold nor Escape Gold has evaluated the historical exploration program for its compliance with National Instrument 43-101. The length of the intercepts may not represent true width/thickness.

The Red Rock project consists of 140 unpatented claims (1,100 hectares) optioned by Escape Gold from Nevada Eagle Resources. This extensive property was explored by over 26,000 metres of drilling by previous operators, including Phelps Dodge and Newmont, testing numerous shallow targets along the Walker Lane trend. Escape Gold recently staked an additional 93 unpatented mining claims covering about 777 hectares of favourable untested geological targets modeled after the epithermal system at the Discovery zone.

Preliminary metallurgical tests performed by Phelps Dodge in 1989 suggest that the mineralized material is amenable to conventional milling and processing, but that additional work is required to evaluate the most appropriate processing procedures and the impact of variations in mineralogy in the target zones. All pulps and rejects from this HQ-core drilling program are expected to be retained for audit analysis and further metallurgical work.

Gryphon Gold is a Nevada focused gold exploration company. Its principal gold resource, the 1.2 million (measured and indicated) and 0.6 million (inferred) ounce Borealis deposits, are located in the Walker Lane gold belt of western Nevada. Nevada Eagle, a wholly owned subsidiary, has an additional 54 highly prospective gold properties located in some of the most desirable gold trends in Nevada. Nevada Eagle's principal properties have a cumulative 900,000 of historical ounces of gold (the historical estimates are based on internal reports prepared by prior owners prior to February 2001 and were not prepared in accordance with CIM NI 43-101 standards and thus their reliability has not been verified). The Company has 61.6 million shares outstanding with a cash balance of approximately US $5.5 million as at December 31, 2007. All cash is deposited in bank savings accounts or treasury bills, and the Company has no joint ventures with majors that potentially create derivative or hedge risk.

ON BEHALF OF THE BOARD OF DIRECTORS
TONY KER, CHIEF EXECUTIVE OFFICER
GRYPHON GOLD CORPORATION

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer or Mike Longinotti, Chief Financial Officer by phone: 604-261-2229, or email at tker@gryphongold.com or mlonginotti@gryphongold.com

Information contained in this press release is based on information provided to Gryphon Gold Corporation by Escape Gold Inc.

This press release was reviewed by Roger Steininger, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to categorizing properties, resource estimates, projections, our planned exploration and drilling programs, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC(available at www.sec.gov) and with Canadian securities administrators(available at www.sedar.com). Historical drill results may not be indicative of future results. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated" and "inferred" resources." We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements.